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                                                                   EXHIBIT 10.46

                                   AGREEMENT


     THIS AGREEMENT is entered into this 1st day of August 2001 by and between Universal Electronics Inc., a Delaware corporation ("UEI") and Camille Jayne, a California resident ("Jayne").

     WHEREAS, UEI and Jayne are each parties to that certain Executive Officer
Employment Agreement dated August   , 2000 (the "Employment Agreement") by which
Jayne is employed by UEI as its Executive Chairman of the Board; and

     WHEREAS, that parties wish to mutually terminate Jayne's employment with UEI.

     NOW, THEREFORE, intending to be legally bound, that parties hereto agree as follows:

1. Effective immediately, Jayne's employment with UEI is terminated by the mutual consent of both Jayne and UEI.

2. The parties each agree that effective immediately, the Employment Agreement is hereby terminated in its entirety and neither party will have any rights or obligations with respect thereto. However, UEI shall reimburse Jayne for all COBRA benefits paid by or for the benefit of Jayne commencing August 1, 2001 through February 1, 2003; such reimbursements shall be made monthly. Further, any incentive compensation (i.e. 401(k), Profit Sharing Plan Benefits or Salaried Employee Cash Incentive Programs) accrued through August 1, 2001 in accordance with UEI's incentive compensation plans and any annual Bonus accrued through December 31, 2001 in accordance with UEI's annual Bonus plan shall be paid or transferred to Jayne at the normal time for such payments or transfers.

3. Other than as set forth herein, nothing herein shall effect in any way, Jayne's membership to UEI's Board of Directors which membership shall be governed by UEI's Amended and Restated Certificate of Incorporation, Amended and Restated By-Laws and the General Corporation Law of the State of Delaware, except that so long as Jayne receives compensation, directly or indirectly, in any form from UEI she shall not be entitled to receive a fee for serving as a director of UEI.

4. Nothing herein shall effect in any way any rights and obligations of the parties pursuant to any Stock Option Agreements between the parties, which agreements shall remain in full force and effect in accordance with their terms, provided, however (and in order to avoid any ambiguity), that when and if Jayne is no longer a Board Member of UEI, because she has not been nominated or elected or re-elected, or appointed or reappointed to the Board of Directors, she shall become immediately vested in all stock options granted to her under all UEI Stock Option Plans without further action by the parties hereto, and to the extent not previously exercised, such options shall be exercisable at any time prior to the expirations of the particular option period in whole or in part with respect to all remaining shares of stock that are subject thereto.
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5.   This Agreement shall be governed by the law of the state of California without regard to that state's choice of laws provisions.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.


                                        UNIVERSAL ELECTRONICS INC.


/s/ CAMILLE JAYNE   7-17-01             /s/ PAUL D. ARLING
---------------------------             ---------------------------------------
Camille Jayne                           Paul D. Arling, Chief Executive Officer